Exhibit 12

                          Tucson Electric Power Company
                Computation of Ratio of Earnings to Fixed Charges


                                                                   12 Months Ended
                                            ----------------------------------------------------------
                                             Dec. 31,   Dec. 31,    Dec. 31,    Dec. 31,   Dec. 31,
                                               2003       2002        2001        2000       1999
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                                             - Thousands of Dollars -
Fixed Charges:
  Interest on Long-Term Debt                  $ 76,585    $ 65,620    $ 68,678   $ 75,076    $ 78,220
  Other Interest (1)                             1,820         273         441        211       1,696
  Interest on Capital Lease Obligations         84,053      87,783      90,506     92,815      82,414
------------------------------------------------------------------------------------------------------
Total Fixed Charges                            162,458     153,676     159,625    168,102     162,330

Net Income                                     128,913      55,390      77,778     52,762      76,371

Less:
   Extraordinary Income & Accounting Change -
       Net of Tax                               67,471           -         470          -      22,597
------------------------------------------------------------------------------------------------------
Net Income from Continuing Operations           61,442      55,390      77,308     52,762      53,774

Add (Deduct):
  (Income) Losses from Equity Investees (2)        (76)         17         700      1,543           -
  Income Taxes                                  21,090      36,434      57,545     27,610      24,249
  Total Fixed Charges                          162,458     153,676     159,625    168,102     162,330
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Total Earnings before Taxes
and Fixed Charges                            $ 244,914   $ 245,517   $ 295,178  $ 250,017   $ 240,353
======================================================================================================


Ratio of Earnings to Fixed Charges               1.508       1.598       1.849      1.487       1.481

(1)  Excludes recognition of Allowance for Borrowed Funds Used During Construction.
(2)  (Income) losses of Truepricing and Inncom.